ADVISORY AGREEMENT

(EE1)

THIS ADVISORY AGREEMENT (the "**Agreement**") is made this ~~13th~~ 22nd day of September, 2017 (the "**Effective Date**") by and between SG Blocks, Inc., a Delaware corporation (the "**Company**"), and Encore Endeavor 1, LLC, a California limited liability company ("**Advisor**").

BACKGROUND

A. The Company desires to retain the Advisor to provide certain advisory services as hereinafter set forth.

B. The Advisor desires to provide certain advisory and consulting services to the Company in accordance with the terms and conditions contained hereinafter.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. **Advisory Services**.

(a) During the term of this Agreement, the Advisor is hereby retained by the Company on a non-exclusive basis to provide strategic advisory services (the "**Services**") to the Company to be mutually agreed to from time to time which are anticipated to include: (a) to use good faith efforts to introduce the Company to potential business customers, and (b) work with the Company and coordinate with other affiliates and service providers of the Company with respect to the Services set forth on Exhibit A. Kathy Ireland is Chairman Emeritus and Chief Brand Strategist of Level Brands, Inc., which is the parent company of Advisor (which will be providing the Services). Ms. Ireland, in such role and capacity, typically uses her skills and expertise in providing advice and guidance with respect to the performance of the Services, including without limitation, being included in major sales support calls, being a source for references with respect to business inquiries and undertaking periodic social media communications.

(b) The Services provided by Advisor and availability of its affiliates will, in all respects, be subject to the Standard Terms and Conditions set forth on Exhibit B ("**Standard Terms and Conditions**") attached hereto and incorporated herein by this reference. In the event of any conflict between the body of this Agreement and the Standard Terms and Conditions, this Agreement shall control. For the avoidance of doubt, any reference to Advisor or its affiliates by the Company or its affiliates, or any use of Advisor's or its affiliates' brand, name, use or likeness shall be subject to the prior written approval of Advisor (which may be withheld in its sole discretion) and further subject to the Standard Terms and Conditions. If the Company requests Advisor to travel in connection with the rendering of any Services, Advisor shall be

entitled to approve each such request provided that any arrangements for such travel will be pursuant to the Standard Terms and Conditions.

(c) The Advisor will perform the Services in compliance with all applicable laws. Advisor will not make or provide any representations, warranties or statements about the Company or its products which are not based on the marketing and background materials provided to the Advisor by the Company; provided, that it is understood and agreed that Advisor may discuss the Company and its products in TV interviews and through other immediate media in a generally positive manner.

2. **Term; Termination**.

(a) The term of this Agreement shall commence on the Effective Date as set forth above and, unless earlier terminated as provided below in this Section 2, will extend through and terminate on September 13, 2018 (the "**Expiration Date**"). This Agreement shall automatically renew for successive one-year terms unless either party hereto provides thirty (30) days' prior written notice to the other party of termination effective as of the expiration of the then-current term.

(b) Either the Advisor or the Company may terminate this Agreement in the event that the other party breaches or fails to perform any of its material obligations under this Agreement, and such failure or default continues uncured for a period of thirty (30) days following written notice from the non-defaulting party (or if such breach, failure or default is not reasonably capable of cure without cost or liability to the non-breaching party, then termination shall be effective immediately upon delivery of notice). For purposes of this Section 2(b), failure by the Advisor to meet the Vesting Condition by the Vesting Expiration Date, each as defined herein, shall be considered a failure to perform a material obligation under this Agreement; provided, that the Company and Advisor acknowledge and agree that termination of this Agreement shall be the exclusive remedy of the Company with respect to such failure to meet such Vesting Condition by the Vesting Expiration Date.

(c) The Company may terminate this Agreement by notice to Advisor if (i) Ms. Ireland fails to conduct herself in a manner consistent with past practices; or (ii) Advisor engages in misconduct, dishonesty or fraud. In the event the Company terminates this Agreement pursuant to subsection (ii) of this Section 2(c), the Company shall have the right to repurchase the Shares (defined below) then held by Advisor at par value.

(d) Except as otherwise contemplated herein, upon the termination of Advisor's engagement by the Company, the Company shall pay to Advisor, as soon as practicable after the effective date of such termination, any compensation earned by Advisor through the effective date of such termination (if applicable), but no additional compensation or other benefits shall accrue or be payable for any period after the effective date of such termination.

3. **Compensation**.

(a) Unless and until the parties mutually agree otherwise, the Company agrees to pay Advisor the following compensation, in exchange for the Services, and the compensation terms included in this Section 3 shall survive any termination of this Agreement:

(i) Shares.

(1) *Share issuance*. Concurrently with the execution hereof, the Company shall issue to Advisor fifty thousand (50,000) shares of the Company's common stock, par value $0.01 (the "**Shares**") in exchange for the Services performed by the Advisor hereunder. The parties understand and agree that those Services anticipated to be performed under Exhibit A for which the Shares are the compensation (excluding those Services which shall be performed over a longer period by their nature) shall be fully performed by November 30, 2017; provided that the additional services to be performed as contemplated in Section 3(a)(iii) for which the Royalty payments are the compensation shall continue to be performed pursuant to the terms hereof.

(2) *Lockup; Tax*. The Advisor agrees to a one year lock-up agreement, in the form provided by Joseph Gunnar & Co., of the Shares, to be executed simultaneously with the execution hereof. Advisor acknowledges that the Shares are taxable compensation at their fair market value on the date of issuance (the "**Issuance Value**") and Advisor will pay all taxes arising from this issuance.

(3) *Call Right*. Advisor grants the Company the right to repurchase the Shares held by Advisor at the Issuance Value if the Vesting Condition (defined below) has not been satisfied as to thirty (30) modular units by twelve (12) month anniversary of the date hereof. The Company may cause such repurchase by providing ten (10) days written notice to the Advisor prior to the closing of such repurchase.

(ii) Option.

(1) *Option Grant and Vesting*. Concurrently with the execution hereof, the Company shall grant the Advisor options to purchase fifty thousand (50,000) Shares at an exercise price equal to $6.25 per share (the "**Options**"). The Options shall vest and become exercisable upon the purchase or order by an Advisor/Referral (as defined below) of fifty (50) modular units from the Company as described on Appendix A (the "**Vesting Condition**"), prior to the eighteen (18)-month anniversary of the date hereof (the "**Vesting Expiration Date**"). The Company shall grant the Options under the Company's Stock Incentive Plan, effective October 26, 2016 (the "**Plan**"), provided, however, that subject to the terms of the Stock Option Agreement to be executed simultaneously with the execution hereof, no additional contingencies, repurchase rights, vesting requirements or other obligations will be applicable to the Options. In the event that Advisor does not achieve the Vesting Condition by the Vesting Expiration Date, the Options will automatically be cancelled.

(2) *Definitions*. For purposes of this Agreement, (A) sales "**referred or sourced by**" the Advisor means any sale of units that is a direct result of the Advisor's introduction of a third party contact or referral to the Company; and (B) an "**Advisor/Referral**" shall mean any of the following: (y) Kure Corp., Encore Endeavor 1, LLC, I|M1, LLC, kathy ireland Worldwide or any of their respective affiliates (an "**Advisor Company**"), or (z) any third party which was referred or sourced by an Advisor Company.

(3) *Termination*. In the event this Agreement is terminated prior to the Vesting Expiration Date, Section 3(a)(ii) and its subsections shall survive and the Options will vest upon the Vesting Condition being met and satisfied prior to the Vesting Expiration Date; provided, however that in the case of termination pursuant to Section 2(c)(ii), the Options will automatically be cancelled.

(4) *Adjustment of Options for stock splits or combinations*. If the Company shall at any time after the date hereof but prior to the expiration of the Options subdivide its outstanding securities, by split or otherwise, or combine its outstanding securities, the number of shares subject to the Option as of the date of such subdivision, split-up or combination shall forthwith be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the exercise price, but the aggregate purchase price payable for the Option as of such date shall remain the same.

(iii) Royalty. The Company shall make royalty payments to Advisor on a monthly basis during the term of this Agreement as follows: (1) three and one half percent (3.5%) of the Gross Collections (as defined below) generated from sales of the Company's products to any Advisor/Referral (collectively, the "**Advisor/Referral Revenues**"), and (2) one quarter of one percent (.25%) of all annual gross revenues of the Company exceeding Twenty Five Million Dollars ($25,000,000) (excluding the Advisor/Referral Revenues) during the term this Agreement (together with the Advisor/Referral Revenues, the "**Royalty**"). For purposes of this Agreement, "**Gross Collections**" means actual cash collected by the Company resulting from products sold by the Company, *less* the sum of the following deductions: (i) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; (ii) transportation charges; and (iii) credits to customers due to product rejections or returns. In the event this Agreement is terminated prior to its expiration, (A) Section 3(a)(iii)(1) shall survive such termination and the Advisor/Referral Revenues shall be paid on Gross Collections until the later to occur of (y) September 13, 2022, or (z) the first anniversary of the date of such termination; and (B) Section 3(a)(iii)(2) shall terminate and no further amounts shall be due thereunder after termination of this Agreement; provided, however that in the case of termination pursuant to Section 2(c)(ii), no Royalty payments shall be due and payable for any period after the effective date of such termination other than those Royalty payments already earned.

(iv) Marketing Expenses. The Company agrees to pay Advisor a marketing advance equal to Twenty-Five Thousand Dollars ($25,000) on the date hereof (the "**Marketing**

Advance"), against which marketing expenses incurred by Advisor in connection with this Agreement will be credited. In the event Advisor incurs marketing related expenses in connection with this Agreement in excess of the Marketing Advance, the Company agrees to pay Advisor for such additional marketing expenses incurred by Advisor in performance of this Agreement within ten days of Advisor's invoice for such expenses, up to an additional Twenty-Five Thousand Dollars ($25,000) ("**Marketing Reimbursement**") in marketing expenses during the term of this Agreement. Any such Marketing Reimbursement expenses in excess of $5,000 per occurrence shall require the prior written approval of the Company. Advisor shall submit to the Company in reasonable detail each marketing expense incurred pursuant to this Section 3(a)(iv) as soon as practicable and in any event no later than thirty (30) days after such expenses are incurred.

(v) Royalty Payments. Within thirty (30) days after the end of each calendar month, the Company shall furnish to the Advisor a complete royalty report certified to be accurate by the Chief Financial Officer of the Company or by some other authorized designee of the Company showing the revenue collected during such month for which the royalty payment to such Advisor are being provided together with payment of the royalty due in respect of such month.

(b) Royalty Report. The Company shall use a report form agreed to by the parties. Such report shall be furnished to Advisor whether or not any such product has been sold during the preceding month. The receipt or acceptance by the Advisor of any of the reports furnished by the Company pursuant to this Agreement or of any royalties paid by the Advisor hereunder (or the cashing of any royalty checks paid by the Company hereunder) shall not preclude the Advisor from questioning the accuracy thereof at any time. In the event that any inconsistencies or mistakes are discovered (a) in an amount equal to or in excess of $5,000 in the aggregate) in such reports or payments, any such inconsistency, mistake, or inaccuracy shall immediately be rectified, and any appropriate payment due and owing shall immediately be paid by the Company to the Advisor unless the parties otherwise consent to including it in the following month's payment, and (b) which are less than $5,000 in the aggregate in such reports or payments, any such inconsistency, mistake, or inaccuracy shall rectified in the following month's payment. Any amounts not paid to the Advisor when due under this Agreement shall bear a late payment charge on the unpaid balance at the rate of 1.5% per quarter, or the maximum amount permitted by law, whichever is less. The Company reserves the right to adjust the Royalty payments made by the Company pursuant to Section 3(a)(v) based on the Company's quarterly financials.

4. **Audit Rights**. The Company agrees to keep accurate books of account and records covering all transactions relating to this Agreement, and the Advisor and its duly authorized representatives shall have the right after giving reasonable notice during reasonable hours of the day at the cost of the Advisor to an examination of said books of account and records which relate to the Company's performance under the Agreement. Upon request of Advisor, but no more than twice per calendar year and at the Advisor's sole cost and expense, the Company shall furnish to Advisor a detailed statement by the Company's accounting firm showing the number and description of the units and sales of products covered by this Agreement sold by the Company to the date of Advisor's request.

5. **Expenses.** The Advisor shall be reimbursed for all out of pocket costs and expenses incurred by it in the performance of the Services hereunder subject to written preapproval by the Company. Should affiliates of the Advisor be requested to travel on the Company's behalf, the Company shall pay all expenses in accordance with the Standard Terms and Conditions and subject to Section 1(b).

6. **Return of Documents**. On termination of this Agreement or at any time upon the request of Company in writing, Advisor shall return to Company all documents, including all copies thereof, and all other property relating to the business of Company and/or its subsidiaries, including without limitation, the Confidential Information (as hereinafter defined), in its possession or control.

7. **Amendment or Assignment.** No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge or change is sought. This Agreement is not assignable by the Advisor without the prior written consent of the Company, which such consent may not be forthcoming; provided, that for the avoidance of doubt, assignment by Advisor of one or more advisory services to its employees or affiliates shall not constitute a violation of this Agreement.

8. **Confidentiality**.

(a) The parties agree that the terms, conditions, and subject matter of this Agreement constitute confidential and proprietary information belonging to each party. Each party agrees not to divulge any confidential and proprietary information pertaining to the other party or this Agreement to any third party without prior written consent of the other party. Each party shall take all lawful measures to prevent the unauthorized use and/or disclosure of such confidential information, and to prevent unauthorized persons or entities from obtaining or using such information. Each party further agrees to refrain from directly or indirectly taking any action, which would constitute or facilitate the unauthorized use or disclosure of such confidential information. Each party may disclose such confidential and proprietary information to its officers, directors, employees, agents, and authorized representatives to the extent necessary to enable such party to perform its obligations under this Agreement; provided said officers, directors, employees, agents, and/or authorized representatives agree to abide by the confidentiality provisions herein, which by its terms shall be enforceable by injunctive relief. Each party shall be liable for any unauthorized use and disclosure of such confidential information by its officers, directors, employees, agents, and authorized representatives, including without limitation its attorneys and accountants. Each party further agrees that any breach or threatened breach of this Section 8 would cause irreparable harm to the other party, that a remedy at law or in damages would be inadequate, and that the provisions of this Section 8 may be enforced by way of injunctive relief in addition to any other rights available to such party in law or in equity.

(b) For purposes of this Agreement, "confidential and proprietary information" includes, but is not limited to, the terms, conditions, and subject matter of this Agreement, and such party's business, including any financial, cost, pricing, and royalty information; product development, business, marketing, promotion, distribution, sales, sales plans, and strategies;

information concerning such party's product development and intellectual property or trade secrets. The foregoing confidentiality obligations shall not apply to information that: (1) was previously known to the recipient free of any obligation to keep it confidential; (2) was independently developed by recipient; or (3) is or becomes publicly available by means other than the unauthorized disclosure by recipient.

(c) In the event any judicial or regulatory authority requests or requires disclosure of any confidential information of the other party, the receiving party shall promptly notify the disclosing party of the requested or required disclosure and shall cooperate with the disclosing party in any effort to avoid or limit such disclosure. The parties acknowledge that the Company is obligated to disclose information to comply with applicable securities laws and such disclosure is permitted hereunder.

9. **Indemnity; Insurance**.

(a) Company Indemnity. The Company shall indemnify, defend and hold Advisor and its affiliates harmless, at Company's own expense, from and against any and all losses, liability, obligations, damages, third-party claims, demands, causes of action, costs and expenses of whatever form or nature (each a "**Claim**" and collectively, "**Claims**"), including reasonable outside attorney's fees and other costs of legal defense, arising out of or related to: (i) the Advisor's rendering of Services under this Agreement; (ii) an actual or alleged breach of any of the representations, warranties or covenants of this Agreement by the Company; (iii) the Company's negligence, willful misconduct, or willful misrepresentation; or (iv) any other act or omission by or attributable to Company in connection with this Agreement except to extent such indemnity is prohibited by law. Company shall give prompt written notice to the Advisor of any proposed settlement of any Claim. Company may not, without the Advisor's prior written consent, which the Advisor shall not unreasonably withhold, condition or delay, settle or compromise any claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder unless such settlement, compromise or consent: (X) includes an unconditional release of the Advisor from all liability arising out of such claim; (Y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Advisor; and (Z) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of the Advisor. The indemnity contained in this Section 9(a) shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of gross negligence, willful misconduct or fraud of the Advisor or a breach of the Advisor's representations and warranties hereunder.

(b) Advisor Indemnity. The Advisor shall indemnify, defend and hold the Company and its affiliates harmless, at Advisor's own expense, from and against any and Claims including reasonable outside attorney's fees and other costs of legal defense, arising out of or related to: (i) an actual or alleged breach of any of the representations, warranties or covenants of this Agreement by the Advisor; and (ii) the Advisor's negligence, willful misconduct, or willful misrepresentation, except to extent such indemnity is prohibited by law. Advisor shall give prompt written notice to the Company of any proposed settlement of any Claim. Advisor may not, without the Company's written consent, which the Company shall not unreasonably withhold, condition or delay, settle or compromise any claim or consent to the entry of any

judgment regarding which indemnification is being sought hereunder unless such settlement, compromise or consent: (X) includes an unconditional release of the Company from all liability arising out of such claim; (Y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Company; and (Z) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of the Advisor. The indemnity contained in this Section 9(b) shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of gross negligence, willful misconduct or fraud of the Company or a breach of the Company's representations and warranties hereunder.

(c) Exculpation. The Advisor shall, to the greatest extent permitted by law at the time this clause is construed and subject to Section 9(b), be exculpated from any liability whatsoever for any alleged abuse of discretion or breach of fiduciary duty caused by any act or omission in connection with this Agreement. As a consequence, the Advisor shall under no circumstances ever be held personally liable to any other person, firm or corporation for any damages directly or indirectly arising out of any act or omission committed in connection with this Agreement. This exculpation shall not, however, protect the Advisor from any liability for a breach of trust committed intentionally or in bad faith. Even if this Section 9(c) shall not protect the Advisor due to the foregoing sentence, in no event shall the Advisor ever be liable for any punitive or exemplary damages for any act or omission committed in connection with this Agreement hereunder regardless of whether such act or omission constituted an act committed intentionally or in bad faith.

(d) Insurance. The Company represents that it has obtained, and agrees to maintain, at its own expense, in full force and effect at all times during which the Company's products are being manufactured, sold, and distributed, insurance for bodily injury, advertising injury, property damage, and product liability from a recognized insurance company in the ordinary course of the Company's business, which is qualified to do business in the State of California, providing protection at least in the amount of $5,000,000 per occurrence and $5,000,000 in the aggregate for the Company and for the Advisor against any actions, claims, demands, lawsuits, loss, costs, attorneys' fees, damages, judgments, and liabilities of any nature whatsoever relating to such products. Any proposed change in certificates of insurance shall be submitted to the Advisor for its prior written approval. The Advisor shall be entitled to a copy of the prevailing certificate of insurance, which shall be furnished to the Advisor by the Company. The certificate(s) shall conform to the language requirements set out in Exhibit C attached hereto. For purposes of this Section 9(d), the term "Advisor" shall mean the Advisor and, without limitation, any of their agents, employees, servants, representatives, parents, subsidiaries, affiliates, officials, directors, officers, shareholders, owners, attorneys, divisions, branches, units, affiliated organizations, successors, predecessors, contractors, assigns, and all persons acting by, through, under, or in concert with them, past or present.

10. **Waiver**. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act

shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

11. **Notices.** All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the day when delivered in person on the third (3rd) calendar day after being sent by prepaid courier with delivery verification (and by email), to the addresses hereinabove first mentioned or to such other address as any party hereto shall designate to the other for such purpose in the manner herein set forth.

12. **Entire Agreement.** This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect.

13. **Survival**. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

14. **Severability.** The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

15. **Governing Law**. This Agreement shall be construed in accordance with and the laws of the State of New York which shall govern all disputes relating hereto without giving effect to any conflicts of law provisions. The parties agree that any disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, or any matter reasonably related thereto, shall be handled by way or arbitration and administered by and in accordance with the JAMS streamlined Arbitration Rules and Regulations (the "'**JAMS Rules**") of the Judicial Arbitration and Mediation Service in effect at the time of any such proceedings. Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes. Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the parties. Notwithstanding the foregoing, the parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any court of competent jurisdiction located in New York, New York, without prejudice to the above described arbitration procedures, if in that party's sole judgment such provisional relief is necessary to avoid an irreparable injury or to preserve the status quo. Never the less, the arbitration procedure set forth in this Section 15 is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this Agreement.

16. **Enforcement.** Any suit, action or proceeding with respect to this Agreement shall be brought (i) if by the Company, in the state or federal courts located in Los Angeles County in the State of California and (ii) if by the Advisor, in the state or federal courts located

in Kings County, New York. The parties hereto hereby accept the exclusive jurisdiction and venue of those courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought as provided in this Section 16, and hereby further irrevocably waive any claim that any suit, action or proceeding brought as provided in this Section 16 has been brought in an inconvenient form.

17. **Binding Nature**. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

18. **Counterparts.** This Agreement may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:

SG Blocks, Inc.

By: [signature]
Name: Paul M. Galvin
Title: Chairman & CEO

Advisor:

Encore Endeavor 1, LLC

By: [signature]
Name: Stephen Roseberry
Title: President

EXHIBIT A

Strategic Alignment Deliverables

INFLUENCER MARKETING / ADVERTISING

- Company to work with Advisor on influencer program, including the Company's presence at upcoming events; and
- Advisor to assist with obtaining best paid advertising rates through its current partners that are deemed relevant to the Company.

COMPANY REPRESENTATION

- Advisor, to include, when appropriate, the Company's story in media opportunities; and
- Advisor, when possible, will incorporate social media posts directly related to the Company in the social channels.

PRODUCTION ASSETS

- Advisor in cooperation with Company and other service providers, to lead the initiative to create a 5-6 minute video telling the story and vision of the Company;
- Advisor in cooperation with the Company and other service providers, will assist with production resources/facilities at agreed upon times/dates; and
- Advisor in cooperation with the Company and other service providers, will assist with producing broadcast materials and other visuals for the brand which may be used globally.

DISTRIBUTION

- Advisor will mutually endeavor to enhance the Company's sales/distribution networks;
- Advisor will mutually endeavor to enhance the Company's retail accounts; and
- Advisor will mutually endeavor to enhance the Company's key product alignment/placement with various entities.

APPENDIX A

Description of Modular Units

A standard 20' shipping container designed to be a micro retail store or other modular unit using maritime grade shipping container built to purchaser's specifications.

EXHIBIT B

EE1

Standard Terms & Conditions

1. Likeness & Promotional Materials

1.1.1. Company acknowledges the good reputation of the Advisor and its affiliates (collectively the "**Advisor**"), and further acknowledges that all uses of the Advisor's or its affiliate's name, photographic image, and non-photographic likeness manufactured, distributed, and/or exploited by Company (collectively "**Likenesses**") will be utilized in such a manner as to enhance the reputation and recognition of the Advisor and its affiliates to the mutual benefit of the parties and shall be subject advanced approval by the Advisor as provided hereunder. The quality of each Likeness shall be suitable for the use for which they are intended.

1.1.2. All Likenesses developed hereunder, and all brochures, publications, printed matter, advertising, signs, promotional displays, websites, webpages, video and sound recordings, online social media pages (hereinafter the "**Promotional Materials**") and other forms of advertising, promotional, and/or publicity material in connection with the Services, shall be subject to the Advisor's written approval in advance of use, distribution, marketing or sale. Without cost to the Advisor, Company shall submit to the Advisor for its inspection and approval, at least three (3) samples of each Likeness and/or Promotional Material prior to any use, marketing, advertising, sale or other distribution to the public (each a "**Sample**"). In lieu of submitting three (3) Samples of the Likenesses and/or Promotional Materials under this Paragraph, Company may submit either a computer diskette or e-mail attachment containing a depiction of one (1) Sample for the Advisor's inspection and approval. The Advisor's representative, or any duly authorized representative of the Advisor designated by it in writing, shall have TEN (10) BUSINESS DAYS from the Company's delivery of the supplied Samples to approve or reject in writing such samples. If any such time period lapses without Company receiving express written approval or rejection of the supplied Samples, the Samples will be deemed approved by the Advisor, provided that copies of all correspondence accompanying the Samples are submitted or sent to the Advisor's counsel in accordance with the notice provisions of Section 8 of this Exhibit B. Company shall not distribute, market and/or exploit any Likeness or Promotional Material until Company has received the Advisor's written or deemed approval of the Sample. If the Company's use of any Likeness or Promotional Material is approved (or deemed approved) pursuant to the foregoing terms, the Company shall be deemed to have been granted a license to use the Likeness or Promotional Material in the manner set out in the Samples for the duration of this Agreement.

1.1.3. All materials submitted for approval to the Advisor in a language other than English will be accompanied by a complete and accurate English translation.

1.1.4. In addition to the standards required above, Company acknowledges the great value of the goodwill associated with Advisor, and Company agrees that it will not use the Likenesses or Promotional Material in any manner which, directly or indirectly, would demean, ridicule or otherwise tarnish the reputation or image of the Advisor. Without limiting the foregoing, (i) all Likenesses and Promotional Materials shall in all respects be manufactured, marketed and distributed in a manner consistent with the high quality standards and image of the Advisor, and (ii) unless specifically approved by Advisor in writing or deemed approved in accordance with Section 1.1.2 in each instance, the Company shall not permit the manufacture, marketing or distribution of any Promotional Material or any other material in connection with the rendering of Services that represents, depicts or promotes (a) the glorification of violence, including but not limited to any representations of gang- or terrorist-related imagery, firearms or explosive devices, (b) sexual activities, including but not limited to any representations of body parts or sex toys, (c) religious beliefs, including but not limited to any religious iconography or any image commonly associated with any religious organization or cult, (d) any political content, (e) tobacco, alcohol or drug use, or (f) personal hygiene. The parties understand and agree that to the extent any alcohol recovery qualities of the Company's products are discussed or relatable with respect to the services offered by Advisory hereunder, Tommy Meharey will represent Advisor and be utilized for such matters.

2. **Travel & Expenses**. If Advisor's representatives are asked by the Company to travel in connection with the rendering of Services as provided in Section 1 of the Agreement, Advisor shall be entitled to approve each such request (which approval may be withheld in the Advisor's sole discretion). In the event Advisor's representatives travel in connection with the rendering of any Services, all reasonable travel, lodging, meals and reasonable incidental expenses incurred by Advisor's representatives shall be paid by Company. Advisor may request the Company's prior written approval any travelling companions affiliated with the Advisor in connection with the performance of the Services, which approval the Company may provide in its sole discretion. Advisor's representatives and any approved travelling companions shall either travel via private plane or first class air and with portal-to-portal SUV ground transportation. If private plane travel is used, Company shall pay the round trip fuel costs and landing fees for the relevant flight, and if airline travel is used, then Company shall pay for first class air travel. Advisor's representatives and any approved travelling companions shall be lodged in first class hotel accommodations (i.e., a 5-star or comparable with suite amenities and accommodations), and each shall be provided with all meals in connection with such appearances. Company and the Advisor acknowledge that it will be appropriate to establish a budget in advance of any such travel approved by the Advisor and takes into account the Advisor's representatives comfort, support and other reasonable needs and those of Advisor's travelling companions. All travel and expenses shall be subject to preapproval by the Company.

3. **Recording & Filming**. Except as provided herein, under no circumstance shall any recording be made by Company in any manner whatsoever, whether on video or audio tape, film, celluloid, and/or by any other means possible, of the Advisor in connection with any appearance provided under this Agreement or otherwise, including without limitation all personal appearances and photo sessions, without the prior written approval of the Advisor. Should the Advisor approve any such recording of any appearance in connection herewith, said recording shall be contracted for under "work for hire" provisions and all rights, including the copyright, related to said recording, shall belong solely to the Advisor and are hereby assigned to the Advisor. If Company uses the services of anyone other than its employees to make any such recording, Company shall obtain written assignments to the Advisor of all copyright and other rights in any recordings, negatives, or any other materials bearing the Advisor's image and/or voice. It is further agreed that any such recording of the Advisor, which Company desires to use for any purpose whatsoever, shall be submitted to the Advisor for its absolute written approval prior to any use thereof. In addition to approving the recording itself, the intended use must also be approved in writing by the Advisor prior to any use thereof. Company further agrees to pay the Advisor's Screen Actors Guild union costs (including applicable scale compensation and pension, health, and welfare benefits based thereon) that are attributable to the Advisor directly in connection with her work for or with Company and her paid broadcasts in any media.

4. **Advisor Good Will**. Company recognizes the great value of the good will associated with the Advisor's name and likeness and, consistent with its general operations, will take all commercially reasonable steps to enhance the reputation of the Advisor and the Advisor's good will.

5. **Company Good Will**. Advisor recognizes the great value of the good will associated with the Company's name and likeness and, consistent with its general operations, will take all commercially reasonable steps to enhance the reputation of the Company and the Company's good will.

6. **Consultation**. The Advisor and Company agree to have meaningful consultation with each other regularly throughout the term of this Agreement and any renewal or extension thereof. The parties agree that the purpose of the consultation will be to discuss methods and strategies to develop, promote, and expand both parties brand images for the mutual benefit of the parties. To attain this mutual goal, the Advisor or its designees agrees to meet in person from time to time as may be reasonably appropriate throughout the calendar year in conformity with mutually agreed upon schedules to discuss the Services and to solicit input and ideas from the Advisor or its designees. The Advisor acknowledges that Company may be required or may deem it appropriate to issue press releases relating to periodic developments and the Advisor agrees that it will either approve or disapprove any such press release containing references to the Services, provided that (a) the Advisor shall deliver its suggestions, corrections or other comments to Company regarding the press release with in one (1) business day of receipt; (b) both Company and the Advisor Company shall diligently thereafter work together to assure a final version of the press release within the five

(5) business days following submission to and receipt by the Advisor; and (c) if Company has made the requested corrections or changes agreed upon or if not otherwise disapproved in writing shall be deemed approved at the end of seven (7) business days following the initial submission to and receipt by the Advisor. Any disapproval from the Advisor shall be accompanied by constructive requests for changes to be made in order for approvals to be given.

7. **Preferred Vendors**. The parties further agree that the Advisor may from time to time recommend sub-contractors, vendors, and/or manufacturers to Company that Company will consider in good faith, and that Advisor may from time to time recommend the Company to certain vendors of the Advisor.

8. **Notices**. Any notice, communication, statement, payment, or legal service of process required or permitted under this Agreement shall be in writing and shall be effective when hand delivered; or on the date when the notice, communication, statement, payment, or legal service of process is transmitted by confirmed electronic facsimile (with a confirmation copy sent by mail); or the day after the notice, communication, statement, payment, or legal service of process is sent by reputable overnight air courier service (e.g., Federal Express). All such communications shall be sent to the parties at the notice addresses listed below or to such other persons and the parties to each other may designate notice addresses as in writing.

If to Advisor:	*Level Brands, Inc.* *4521 Sharon Road, Ste 450* *Charlotte, NC 28211* *Attention: Mark Elliott, CFO* *Email: mark@levelbrands.com*
With a copy to:	*Stephen Roseberry* *Sterling/Winters* *PO Box #1410* *Rancho Mirage, CA 92270* *sroseberry@sterlingwinters.com*
With a second copy to:	*Paul Porter, Esq.* *4521 Sharon Road, Ste 450* *Charlotte, NC 28211* *pporter@sstreetllc.com*
If to Company:	*SG Blocks, Inc.* *195 Montague Street* *14th Floor* *Brooklyn, NY 11201* *Attention: Paul M. Galvin* *Email: pgalvin@sgblocks.com* *Attention: Mahesh Shetty*

Email: mshetty@sgblocks.com

With a copy to: *David Watson*
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114

9. **No Relationship**. The Advisor is an independent contractor. Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relation between the parties, and neither party shall so hold itself out. The parties hereto shall have no right to obligate or bind the other parties hereto in any manner whatsoever, and nothing contained in this Agreement shall give, or is intended to give, any rights of any kind to any third person(s). Nothing in this Agreement shall be construed as restricting the Company's right to sell or distribute any products or services itself or to appoint distributors, resellers, representatives, agents or employees to sell or distribute any products or services in any geographic area or customer segment.

10. **Equitable Relief**. The parties acknowledge that the subject matter of this Agreement relates to services and rights, which are extraordinary and unique and which cannot be replaced or adequately compensated in money damages, and any breach by Company or the Advisor, as the case may be, of the Standard Terms and Conditions of this Exhibit B will cause irreparable injury to the other parties hereto.

11. **Protection**. The parties agree that during the term of this Agreement, or thereafter, they will not register or attempt to register any of trademarks, copyrights, or patents including or incorporating any aspect of the other party's name, likeness, or trademarks, nor will either party form or incorporate any entity under a name that includes such name, likeness, or trademarks. The parties will not attack the title or any rights of the other party in and to any trademarks registered or controlled by the other party or attack the validity of this Agreement and further acknowledge the goodwill inherent to the other party's name, likeness, and related trademarks.

12. **Code of Conduct and Millennium Development Goals**. The parties agree to (a) the Human Rights - Code of Conduct, attached to these Standard Terms and Conditions as Attachment 1 hereto, incorporated herein by this reference, with respect to which parties agree to fully comply; and (b) the Millennium Development Goals, attached to these Standard Terms and Conditions as Attachment 2, incorporated herein by reference, with respect to which the parties agree to fully adopt, as well as meaningfully contribute to, one or more of such goals either economically or through other resources. Advisor reserves the right to amend and update Attachment 1 and Attachment 2 from time to time upon written notice to the Company of such changes.

CODE OF CONDUCT

行为守则

In the case of a conflict or inconsistency between the Code of Conduct set forth in the English language and the Chinese translation thereof, the English language shall control.

1. PURPOSE: The Company is committed to using only manufacturers to strive to conduct business in a highly professional and ethical manner. This document outlines those commitments each facility makes in respect to its compliance with applicable law and tis personal practices and policies.

目的 :[被许可人]承诺只使用了力争在一个高度专业和道德的方式开展业务的厂家。本文概述了这些各设施使得在尊重其遵守适用的法律和个人的做法和政策的承诺。

2. CHILD LABOR: The facility agrees not to use child labor in the manufacturing or distribution of the Goods. The term "child" refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education; provided, however, in no event shall the Facility use any person below the age of (15) fifteen. The Facility also agrees to comply with all other Laws applicable to employees, regardless of the age of an employee.

童工 :该中心同意不使用童工在制造, 或货物配送。

"童工"是指一个人年龄低于当地法定最低就业年龄或年龄在完成义务教育;

提供的, 但是, 在任何情况下, 基金使用任何人 (15) 15岁以下。该基金还同意遵守适用于所有员工的其他法律, 不论雇员的年龄。

3. FORCED LABOR: The Facility agrees to employ only persons whose presence is voluntary. The Facility agrees not to use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

强迫劳动 :该基金同意只雇用人员, 其存在是自愿的。该基金同意不使用任何强迫或非自愿劳动, 无论是监狱, 保税, 契约或其他方面。

4. ABUSE OF LABOR: The Facility agrees to treat each employee with dignity and respect and not to use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

滥用劳动 :该基金同意把每个员工的尊严和尊重, 不使用体罚, 暴力威胁或其他形式的身体, 性, 心理或言语上的骚扰或虐待。

5. NON-DISCRIMINATION: The Facility agrees not to discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination, or retirement on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

不歧视 :该基金同意不会在雇佣和招聘活动, 包括工资, 福利, 晋升, 纪律, 终止或退休种族, 宗教, 年龄, 国籍, 社会或民族, 性取向, 性别的基础上歧视, 政治观点或残疾。

6. ASSOCIATION: The Facility agrees to follow employees to organize and bargain collectively without penalty or interference in accordance with local Laws.

关联关系 :该基金同意遵守雇员组织和集体谈判不受处罚或干预按照当地的法律。

7. WAGES, BENEFITS AND WORKING HOURS: The facility recognizes that wages are essential to meeting employee's basic needs. The Facility agrees to comply, at a minimum, with all applicable wages and hour Laws, including minimum wage, overtime hours, maximum hours, piece rates and other elements of compensation and shall provide legally mandated benefits.

工资，福利和工作时间：该厂认识到，工资是必要的，以满足员工的基本需求。该基金同意遵守，至少，所有适用的工资和工时的法律，包括最低工资，加班，最长工时，计件工资和补偿等内容，并应提供法定福利。

8. HEALTH AND SAFETY: The Facility agrees to provide employees with a safe and healthy workplace environment in accordance with all applicable Laws, ensuring at a minimum, reasonable access to potable water and sanitary facilities, fine safety and adequate lighting and ventilation. The Facility also agrees to ensure that the same standards of health and safety are applied to any housing it provides for employees.

健康和安全：该基金同意为员工提供一个安全和健康的工作环境符合所有适用法律，确保在最低限度，合理获得饮用水和卫生设施，精美的安全性和足够的照明和通风。该基金也同意，以确保健康和安全的相同标准适用于它提供了雇员的住房

9. COMPLIANCE: The Facility agrees to take appropriate steps to ensure that the provisions of the COC are communicated to its employees, including by prominent posting a copy of this COC in the local language on one or more bulletin boards in places readily accessible to employees at all times.

合规性：本基金同意采取适当措施，以确保奥委会的规定传达给员工，其中包括由著名张贴在当地语言的一个或多个电子公告板的名额该行为准则的副本容易获得员工的所有次。

10. ENVIRONMENT: Business partners should share our concern for the environment and adhere to their local and national laws regarding the protection and preservation of the environment.

环境：业务合作伙伴应该分享我们对环境的关注，并坚持对环境的保护和维护当地和国家法律。

11. LEGAL REQUIREMENTS: Business partners should be in compliance with all legal requirements involved in conducting the business.

法律要求：业务合作伙伴应符合参与开展业务的所有法律要求。

12. Our Business Partners are required to provide full access to their facilities and those of their manufacturers, vendors and subcontractors, and to release records relating to employment practices. We may conduct on-site inspections of facilities to monitor the standards and assure the quality of our products.

我们的业务合作伙伴必须提供完全访问他们的设备和那些他们的制造商，供应商和分包商，并发布有关用工行为记录。我们可以进行现场视察设施，以监控标准，确保了产品的质量。

Please report Violations Anonymously by emailing to: mark@levelbrands.com

Millennium Development Goals

1. We must eradicate extreme poverty and hunger!

2. Achieve universal primary education.

3. Promote gender equality and empower women.

4. Reduce child mortality.

5. Improve maternal health.

6. Combat HIV/AIDS, Malaria, and other diseases.

7. Ensure environmental sustainability.

8. Build global partnerships for development.

9. Bring opportunities of financial stability and healthcare to American Veterans and their families.

10. Stop Human Trafficking.

EXHIBIT C

Level Brands

REQUIRED INSURANCE CERTIFICATE

Under Description of Operations state the following:

"Certificate Holder: Level Brands, Inc., Kathy Ireland, kathy ireland WorldWide, Inc., II M1, LLC, Encore Endeavor 1, LLC, The Sterling/Winters Company, and their partners, owners, subsidiaries, affiliates, directors, officers, managers and employees are named additional insured with regards to liability arising out of operations of the named insured."

The Certificate Holder should be listed as:

Level Brands, Inc.
4521 Sharon Road, Ste. 450
Charlotte, NC 28211

Send copies of Certificate to:

Ben Moore, CIC
BB&T
BDMoore@BBandT.com

Level Brands, Inc.
Mark Elliott
mark@levelbrands.com